CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statements of Additional Information constituting part of the Post-Effective Amendment No. 30 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 19, 2007 relating to the financial statements and financial highlights which appear in the August 31, 2007 Annual Reports to Shareholders of John Hancock Massachusetts Tax-Free Income Fund and John Hancock New York Tax-Free Income Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses also constituting part of this Registration Statement and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 20, 2007